EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: Aug. 7, 2001 Release No. C-1699

Contact: Robin Keegan 404-652-4713

GEORGIA-PACIFIC COMPLETES SALE OF PAPER MANUFACTURING ASSETS IN ARKANSAS, MAINE AND WISCONSIN TO DOMTAR

           ATLANTA - Georgia-Pacific Group (NYSE: GP) today announced it has completed the sale of a portion of its pulp and paper assets to Domtar Inc. (TSE and NYSE: DTC) for $1.65 billion. Proceeds from the sale will be used to repay debt.

            "Completion of this divestiture - the largest in the company's history - is a major milestone in our ongoing transformation," said A.D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific. "In the first seven months of 2001, we have made tremendous progress in realigning our portfolio of assets."

           The assets sold were Georgia-Pacific's stand-alone uncoated fine paper mills at Ashdown, Ark.; Nekoosa and Port Edwards, Wis.; and Woodland, Maine, as well as associated pulp facilities. These operations employ approximately 3,200 people.

           Georgia-Pacific will continue to own and operate white paper mills at Camas, Wash.; Crossett, Ark.; Port Hudson, La.; and Wauna, Ore. In addition, Georgia-Pacific's Unisource subsidiary remains the sole national distributor of Xerox branded papers.

           Also today, Georgia-Pacific announced that George Wurtz, senior vice president - consumer products manufacturing - central, will succeed David Paterson as president - paper and bleached board. Paterson was previously named executive vice president - pulp and paperboard.

           In his new role, Wurtz will have responsibility for Georgia-Pacific's ongoing communications paper business, as well as the company's kraft paper and bleached board businesses. He will oversee an organization that will include manufacturing facilities at Port Hudson, La.; Crossett, Ark.; and Palatka, Fla.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper, packaging, building products and related chemicals. With annual sales of approximately US$27 billion, the company employs more than 85,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft `n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. Unisource is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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